EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in the following Registration Statements and Amendments of Nortel Networks Limited (“Nortel”) of our report dated April 28, 2006, except as to notes 5, 6, 7, 11 and 20 and 22, which are as of June 15, 2006 relating to the financial statements and financial statement schedule of Nortel and to our report dated April 28, 2006 relating to management’s report on internal control over financial reporting (which report on the financial statements expresses an unqualified opinion, includes an explanatory paragraph relating to the restatement of the financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003 and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canadian-U.S. Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements; and which report on internal control over financial reporting expressed an unqualified opinion on management’s assessment of the effectiveness of Nortel’s internal control over financial reporting and an adverse opinion on the effectiveness of Nortel’s internal control over financial reporting because of material weaknesses) appearing in the Current Report on Form 8-K of Nortel to be dated June 16, 2006:

•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

•	Registration Statement on Form S-3 and all Post-Effective Amendments thereto
(Common Shares, Preferred Shares, Debt Securities, Guarantees,
Warrants to Purchase Equity Securities, Warrants to Purchase Debt Securities,
Share Purchase Contracts, Share Purchase or Equity Units of Nortel Networks Corporation and
Guaranteed Debt Securities of Nortel Networks Limited)
(333-88164)
/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Toronto, Canada
June 15, 2006

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